Exhibit 10.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES MAY CONVERT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

IR-MED, INC.
UNSECURED CONVERTIBLE PROMISSORY NOTE

$[●]	March 26, 2025

1. Principal and Interest.

1.1 IR-Med, Inc., a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of [●] (the “Holder”) the amount of up to $10,400. This Convertible Promissory Note (the “Note”) shall bear simple interest at the rate of 10% per annum from the date of issuance until repayment of the Note or conversion of the Note as set forth in Section 3 hereof. Interest on this Note shall be computed on the basis of a 365 day year and actual days elapsed. This Note is issued pursuant to the Note Purchase Agreements by and between the Company and certain investors, including that certain Note Purchase Agreement between the Company and Holder dated as of March 26, 2025, as it may be amended from time to time (the “Purchase Agreement”).

1.2 The outstanding principal amount of and all accrued but unpaid interest on this Note shall be due upon the earlier of (i) March 26, 2026 or (ii) upon the Company’s raising aggregate gross proceeds of not less than $100,000 in an equity or debt financing, unless earlier repaid or converted (the “Maturity Date”). The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Holder in any action brought to enforce the terms of this Note.

1.3 Upon conversion or repayment of this Note as provided herein, this Note shall be terminated and surrendered to the Company for cancellation.

2. Prepayment. The principal amount due under this Note may not be prepaid by the Company without the written consent of the Holders of a majority of the principal amount of all outstanding Note (the “Majority Holders”); provided that, notwithstanding anything to the contrary, the Company may pay any accrued but unpaid interest due under this Note at any time.

3. Conversion. If on the one-year anniversary of the issuance date of this Note, the principal balance of the Note and all accrued and unpaid interest is not yet repaid or converted pursuant to Section 1, then the Holder may elect to convert the unpaid principal balance of the Note and all accrued an unpaid interest into shares of the Company’s common stock (the “Common Stock”) at a price per share equal to eighty-five percent (85%) of the closing price of the Common Stock on Trading Market as of the Maturity Date (such shares referred to as the “Conversion Stock”). On the date of conversion of this Note, the outstanding principal amount of and all accrued but unpaid interest on this Note through the date of conversion shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company. The Company shall not be obligated to issue certificates evidencing the shares of Conversion Stock (as defined in the Purchase Agreement) unless (a) this Note is delivered to the Company or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note and (b) the Holder has executed such documents and agreements as are required of other holders of capital stock in such transaction. Conversion Stock shall be issued as book entry shares and no physical certificates shall be issued. No fractional shares of Conversion Stock shall be issued upon conversion of this Note. In lieu of such fractional shares, the Company shall round to the nearest share with each half share rounded up to the nearest share. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: OTCQB, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

4. Events of Default. If there shall be any Event of Default (as defined below), at the option and upon the declaration of the Majority Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under clauses (b) or (c) below), this Note shall accelerate and the entire principal amount of and all accrued but unpaid interest on this Note shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”: (a) the Company fails to pay timely any of the principal amount of or any accrued interest or other amounts due under this Note on the date the same become due and payable; (b) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (c) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within ninety (90) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or (d) there shall be a dissolution or termination of existence of the Company’s business for a continuous period of twenty (20) days.

5. Assignment. Subject to the restrictions on transfer described in Section 7 hereof, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Effective upon any such assignment, any party to whom such rights, interests and obligations were assigned by the Holder shall have all of the Holder’s rights, interests and obligations hereunder as if such party were the original Holder of this Note.

6. Amendments and Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Majority Holders. Any amendment or waiver so effected shall be binding upon each holder of any securities purchased under the Purchase Agreements (including the Note) at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities and the Company. The Holder acknowledges that by the operation of this Section 6 the Majority Holders will have the right and power to diminish or eliminate all rights of such Holder under this Note.

7. Transfer of this Note or Conversion Stock. Subject to compliance with applicable federal and state securities laws, the Holder may transfer this Note and the Conversion Stock by delivering to the Company notice and a brief description of the proposed transfer along with any investment representation letter and legal opinion that may be requested by the Company. This Note and the Conversion Stock so transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with federal and state securities laws, unless the Company determines that such legend is not required in order to ensure compliance with such federal and state securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

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8. Notices. All notices required or permitted hereunder shall be given as provided in the Purchase Agreement.

9. Ranking.

9.1 The Company and the Holder each expressly acknowledge and agree that the Note represent senior unsecured obligations of the Company and that the indebtedness evidenced by this Note ranks pari passu in right of payments to any of the Company’s unsubordinated unsecured debt outstanding as of the date hereof and to any unsubordinated unsecured debt incurred by the Company after the date hereof. Further, the Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Note. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Note, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Note and shall pay such amounts held in trust to such other holders upon demand by such holders.

9.2 The indebtedness evidenced by the Note is hereby expressly subordinated in right of payment to the prior infeasible payment in full of Senior Indebtedness. “Senior Indebtedness” means, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness of the Company for borrowed money, the deferred purchase price of property or services (other than trade payables), reimbursement obligations under letters of credit, and obligations incurred for cash management, payment processing and similar services, and guaranties of the foregoing, to banks, commercial finance lenders, venture lenders or other lending entities regularly engaged in the business of lending money (excluding (A) any indebtedness convertible into equity securities of the Company and (B) indebtedness in connection with capital leases or operating leases used solely for the purchase, finance or acquisition of equipment and where such indebtedness is secured solely by such equipment), and (ii) any extension, refinancing, renewal, replacement, defeasance or refunding of any indebtedness described in clause (i).

10. No Stockholder Rights. This Note shall not confer upon the Holder any rights as a stockholder of the Company, including, without limitation, the right to vote, consent or receive notice as a stockholder in respect of actions or meetings of stockholders, or the right to receive dividends, until this Note has been converted.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.

12. Charges, Taxes and Expenses. The issuance of a certificate for shares of Conversion Stock upon the conversion of this Note shall be made without charge to the Holder for any issue or other incidental expense in respect of the issuance of such certificate, all of which expenses shall be paid by the Company.

13. Loss, Theft or Destruction of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Company shall issue and deliver, in lieu of this Note, a new Note which shall carry the same rights to interest carried by this Note, stating that such new Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation.

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14. Usury. This Note is hereby expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to the Holder hereunder exceed that permissible under applicable law. If at any time the performance of any provision of this Note involves a payment exceeding the limit that may be validly charged under applicable law, then the obligation to be performed shall be automatically reduced to such limit.

15. Issue Date. The provisions of this Note shall be construed and shall be given effect in all respects as if this Note had been issued and delivered by the Company on the earlier of the date hereof or the date of issuance of any Note for which this Note is issued in replacement.

16. Titles and Subtitles. The titles and subtitles used herein are used for convenience only and are not to be considered in construing or interpreting this Note.

17. Delays. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right.

18. Severability. If any provision of this Note is held to be illegal or unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

COMPANY:

IR-MED, INC. By
Name:
Title:

Address:

IR-MED, INC. CONVERTIBLE PROMISSORY NOTE

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